Exhibit 10.15
Beijing Er Shang Group
Beijing Er Shang Dahongmen Food and Meat Processing Inc.
Live Pig Purchase Contract
(unofficial English translation)

Party A: Beijing Er Shang Dahongmen Food and Meat Processing Inc.
Party B: Heilongjiang Senyu Animal Husbandry Co., Ltd.

Date: September 27, 2010

Live Pig Purchase Contract

Party A: Beijing Er Shang Dahongmen Food and Meat Processing Inc.
Party B: Heilongjiang Senyu Animal Husbandry Co., Ltd.

According to the Contract Law of People's Republic of China and other related laws and regulations, based on equality, free will, fairness and good faith, regarding live pig purchasing, Party A and Party B agree as follows:

Article 1                        Total Purchased Quantity

During the period of the contract, Party B shall sell Party A of 200,000 live pigs.

Article 2                        Requirements on Feeding and Quality

2.1	Variety: Landrace, Large White, Duroc, Pietrain, Pietrain-duroc and other two and three crossbreed commercial pigs.

2.2
Carcass: The thickness of the backfat of the seventh rib shall be no more than 2cm; the rate of lean meat shall be over 55%; the rate of meat shall be over 70%; the weight of live pig shall be 75—90 kilogram.

2.3	The feeding environment and technology of the live pig base shall reach the standard.

2.4	The live pig base shall establish sound defending disinfection, epidemic disease inspection and control and all other kinds of rules and system.

2.5	The feeding standard shall be strictly implemented; the fodder of the live pig shall not contain clenobuterol hydrochloride or any other kind of forbidden drugs.

2.6
Before the live pigs comes out from the sty, Party A shall report to local epidemic prevention department for inspection; when Party A begins to transport, it shall have animal epidemic contract certificate issued by local animal epidemic prevention department and transportation vehicles disinfection certificate.

2.7
Any vehicle that transport live pigs into Beijing shall run along the designated road, accept the examination of road veterinarian sanitation inspection station, and add stamp on the epidemic examination certificate, as required by No.117 Rules issued by Beijing government, then such vehicle is allowed to enter the factory.

Article 3  Purchase Price and Settlement Method

3.1	The price shall be made based on market price and quality of the live pigs, Party B shall enjoy a favorable price as base client.

3.2
Party A shall pay off all the payments to Party B within three days after the purchasing date (it shall be delayed in case of official holiday), Party A shall transmit the payment by bank telegraphic transfer into the account designated by Party B.  The parties shall negotiate in case of any special situation.

3.3	As of each delivery of pigs by Party B, Party A shall provide Party B official receipts.

Article 4                        Delivery and Transportation

4.1	The quantity of the purchased live pigs shall be balanced for market; Party A shall deliver the goods according to the quantity provided by contract.

4.2	Place of delivery: slaughterhouse of Party A.

4.3	Method of transportation: truck.

4.4	Party B adopts living pig weighting method; the weight of the live pigs shall be the weight of the living pigs.

4.5	Party A shall purchase the injured or death pigs that die before a short time with normal price.

4.6	Death pig that die for a long time (but the quality of meat is not changed) will be purchase with 800 Yuan / pig.

Article 5                        Inspection Method

The animal epidemic inspection certificate which is provided by Party B and issued by animal epidemic inspection supervision department, the epidemic inspection on site conducted by Party A, and the inspection contract shall be the basis of the quality conformance of the live pigs.

Article 6                        Default Liability

6.1
If one party delays to deliver or pay the purchasing price, the default party shall pay a penalty equivalent to 1% of the delayed part per day to the other party; if the delay lasts for over 7 days, the other party has the right to terminate this contract and ask the delaying party to compensate its losses.

6.2
If Party A fails to provide necessary delivery acceptance receipt, which causes Party B unable to deliver the goods, Party A shall compensate the direct and indirect losses of Party B caused by such failure.

6.3	If the live pig of Party B fails to reach the quality standard, Party A has the right to refuse the delivery, and Party A will take no liability for any losses of Party B arising therefrom.

6.4	If one party unilaterally suspends performing this contract or amends or terminate this contract, such party shall compensate the losses of the other party arising therefrom.

Article 7                        Exception Clause

In case of epidemic situation of big area or major epidemic situation on the way, in order to avoid imposing damage to the parties, Party B has the right to decide to suspend performing this contract according to actual situation. And upon request by Party A, Party B shall have epidemic situation certificate issued by the city level animal husbandry authority where the epidemic locates within 30 days after the epidemic situation eliminates.  However, Party B shall notify Party A through telephone or fax within two business days regarding the epidemic situation in order to let Party A adjust its operation.  After the epidemic situation eliminates, this contract shall be automatically continued, and Party B shall try its best to increase the sales quantity in order to make up the quantity that should have been sold during the epidemic period.

Article 8                        Termination Condition of the Contract:

1.           Expiration of the contract;
2.           After negotiation, the parties agree to terminate this contract.

Article 9   Force majeure

In case of natural disaster or other force majeure issue, after verification part or all of the released can be released; however, one party who knows the force majeure shall promptly notify the other party and provide proper certificate within reasonable period.

Article 10                      Dispute Resolution

Any dispute under this contract shall be settled by the parties through negotiation or mediation; if it can not be settled through negotiation or mediation, any party may submit such dispute to proper court with jurisdiction or submit such dispute to arbitration according to the arbitration articles or arbitration agreement entered into otherwise.

Article 11                      The period of validity of this agreement shall be one year, from September 29, 2010 to September 28, 2011.

Any matters not provided in this contract shall be negotiated by the parties, and the parties shall enter a supplementary agreement accordingly.  This contract shall have two original copies, each party shall have one original copy and each copy shall have the same legal force.

Articles 12                      Miscellaneous

___________________________________________________________________

The Buyer: (stamp)
Beijing Er Shang Dahongmen Food and Meat Processing Inc.

[Stamp of Party A here]

Address: No.1 Wuxing North Road, Food Industrial Park, Lucheng Town, Tongzhou District, Beijing City

Legal Representative:
Authorized Representative:

Telephone:

September 27, 2010

The Seller: (stamp)
Heilongjiang Senyu Animal Husbandry Co., Ltd.

[Stamp of Party B here]

Address: No 78—2 Songlin Street, Xiangyang District, Jiamusi City, Heilongjiang Province

Legal Representative:
Authorized Representative:

Telephone:

September 27, 2010